Exhibit 14

               MERRILL LYNCH SHORT TERM U.S. GOVERNMENT FUND, INC.

                  MERRILL LYNCH SELECT PRICING(SM) SYSTEM PLAN
             PURSUANT TO RULE 18f-3 UNDER THE INVESTMENT COMPANY ACT

      Merrill Lynch Short Term U.S. Government Fund, Inc., a mutual fund participating in the Merrill Lynch Select Pricing(SM) System (the "Fund") may offer Class A Shares, Class A1 Shares, Class B Shares, Class B1 Shares, Class C Shares, Class C1 Shares, Class I Shares and Class R Shares as follows:

Account Maintenance and Distribution Fees

      Class A Shares, Class A1 Shares, Class B Shares, Class B1 Shares, Class C Shares, Class C1 Shares and Class R Shares bear the expenses of the ongoing account maintenance fees applicable to the particular Class. Class B Shares, Class B1 Shares, Class C Shares, Class C1 Shares and Class R Shares bear the expenses of the ongoing distribution fees applicable to the particular Class. Specific shareholders within a Class (other than Class R) may be subject to initial or contingent deferred sales charges as set forth in the Fund's current prospectus and statement of additional information (together, the "prospectus").

Transfer Agency Expenses

      Each Class shall bear any incremental transfer agency cost applicable to the particular Class.

Voting Rights

      Each Class has exclusive voting rights on any matter submitted to shareholders that relates solely to its account maintenance fees or ongoing distribution fees, as may be applicable. Each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

Dividends

      Dividends paid on each Class will be calculated in the same manner at the same time and will differ only to the extent that any account maintenance fee, any distribution fee and any incremental transfer agency cost relates to a particular Class.

Conversion Features

      Holders of Class B Shares, Class B1 Shares and Class R Shares will have such conversion features to Class A Shares or Class A1 Shares as set forth in the Fund's current prospectus. Conversion features may vary among holders of Class B Shares or Class B1 Shares.